Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-233136) and related prospectus and to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-233958) pertaining to the equity plan of Eltek Ltd. of our report dated April 27, 2020, with respect to the consolidated financial statements of Eltek Ltd. and its subsidiaries included in this Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Kost Forer Gabbay and Kasierer
Kost Forer Gabbay and Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel

April 27, 2020